Exhibit 99.1
FOR IMMEDIATE RELEASE
November 9, 2017
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2017
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended September 30, 2017. Diluted earnings per share (EPS) for the fourth quarter increased 3% from $1.10 in the prior-year quarter to $1.13 in the current quarter. Excluding certain items affecting comparability(1), EPS for the quarter decreased 3% from $1.10 in the prior-year quarter to $1.07. Diluted EPS for the year decreased from $5.73 in the prior year to $5.69. Excluding certain items affecting comparability(1), EPS for the year decreased from $5.72 in the prior year to $5.70.
“No other entertainment company is better equipped to navigate the ever-evolving media landscape, thanks to our unparalleled collection of brands and franchises and our ability to leverage IP across our entire company,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We look forward to launching our first direct-to-consumer streaming service in the new year, and we will continue to invest for the future and take the smart risks required to deliver shareholder value.”
The following table summarizes the fourth quarter and full year results for fiscal 2017 and 2016 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Sept. 30, 2017	Oct. 1, 2016	Change	Sept. 30, 2017	Oct. 1, 2016	Change
Revenues	$12,779	$13,142	(3)%	$55,137	$55,632	(1)%
Segment operating income(1)	$2,812	$3,176	(11)%	$14,775	$15,721	(6)%
Net income(2)(3)	$1,747	$1,771	(1)%	$8,980	$9,391	(4)%
Diluted EPS(2)(3)	$1.13	$1.10	3%	$5.69	$5.73	(1)%
EPS excluding certain items affecting comparability(1)(3)	$1.07	$1.10	(3)%	$5.70	$5.72	—%
Cash provided by operations	$3,586	$3,707	(3)%	$12,343	$13,136	(6)%
Free cash flow(1)	$2,691	$2,625	3%	$8,720	$8,363	4%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. Certain items affecting comparability during the fourth quarter of fiscal 2017 included a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech LLC ($255 million) and restructuring and impairment charges ($98 million).

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

(3)
Includes an income tax benefit related to the adoption of new accounting rules for the tax effects of employee share-based awards, which requires that excess tax benefits or tax deficiencies on employee share-based awards be included in “Income taxes” in the Condensed Consolidated Statement of Income. These amounts were previously recorded in “Common stock” in the Condensed Consolidated Balance Sheet. An excess tax benefit arises when the value of an employee share-based award on the exercise or vesting date is higher than the fair value on the grant date. A tax deficiency arises when the value on the exercise or vesting date is lower than the grant date fair value.

SEGMENT RESULTS
The following table summarizes the fourth quarter and full year segment operating results for fiscal 2017 and 2016 (in millions):

	Quarter Ended			Year Ended
	Sept. 30, 2017	Oct. 1, 2016	Change	Sept. 30, 2017	Oct. 1, 2016	Change
Revenues:
Media Networks	$5,465	$5,658	(3)%	$23,510	$23,689	(1)%
Parks and Resorts	4,667	4,386	6%	18,415	16,974	8%
Studio Entertainment	1,432	1,811	(21)%	8,379	9,441	(11)%
Consumer Products & Interactive Media	1,215	1,287	(6)%	4,833	5,528	(13)%
	$12,779	$13,142	(3)%	$55,137	$55,632	(1)%
Segment operating income:
Media Networks	$1,475	$1,672	(12)%	$6,902	$7,755	(11)%
Parks and Resorts	746	699	7%	3,774	3,298	14%
Studio Entertainment	218	381	(43)%	2,355	2,703	(13)%
Consumer Products & Interactive Media	373	424	(12)%	1,744	1,965	(11)%
	$2,812	$3,176	(11)%	$14,775	$15,721	(6)%

DISCUSSION OF FULL YEAR CONSOLIDATED RESULTS
For the year, the decrease in diluted EPS was due to lower segment operating income and higher net interest expense. These decreases were partially offset by a decrease in weighted average shares outstanding as a result of our share repurchase program and a lower effective income tax rate due to a lower rate on foreign earnings and a favorable impact from the adoption of a new accounting pronouncement for the tax effects of employee share-based awards ($125 million). The increase in net interest expense was due to higher average debt balances, lower capitalized interest and higher average interest rates.
Lower segment operating income was due to decreases at Media Networks, Studio Entertainment and Consumer Products & Interactive Media, partially offset by growth at Parks and Resorts. The decrease at Media Networks was due to contractual rate increases for sports programming, lower advertising revenue and higher losses from our equity investments in BAMTech LLC (BAMTech) and Hulu LLC (Hulu), partially offset by higher affiliate revenue. Lower Studio Entertainment and Consumer Products & Interactive Media results were due to the exceptional performance of the Star Wars franchise in the prior year, which benefited all of our key distribution channels. Growth at Parks and Resorts was due to increases at our international and domestic operations. Internationally, we benefited from a full year of operations at Shanghai Disney Resort and higher attendance and guest spending at Disneyland Paris driven by the 25th Anniversary celebration in the current year. The increase at our domestic operations was due to higher guest spending for admissions to our theme parks and sailings on our cruise ships and higher attendance, partially offset by cost inflation and higher expenses for operations support and new guest offerings. Growth at our domestic operations was adversely impacted by Hurricane Irma and Hurricane Matthew in the current year.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter decreased 3% to $5.5 billion, and segment operating income decreased 12% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Sept. 30, 2017	Oct. 1, 2016	Change	Sept. 30, 2017	Oct. 1, 2016	Change
Revenues:
Cable Networks	$3,951	$3,956	—%	$16,527	$16,632	(1)%
Broadcasting	1,514	1,702	(11)%	6,983	7,057	(1)%
	$5,465	$5,658	(3)%	$23,510	$23,689	(1)%
Segment operating income:
Cable Networks	$1,236	$1,251	(1)%	$5,353	$5,965	(10)%
Broadcasting	229	271	(15)%	1,205	1,193	1%
Equity in the income of investees	10	150	(93)%	344	597	(42)%
	$1,475	$1,672	(12)%	$6,902	$7,755	(11)%
Cable Networks
Operating income at Cable Networks decreased $15 million to $1.2 billion for the quarter due to a decrease at Freeform, partially offset by growth at the Disney Channels due to higher program sales.
The decrease at Freeform was driven by lower advertising revenue primarily due to a decrease in average viewership.
Results at ESPN were comparable to the prior-year quarter as higher programming costs and lower advertising revenue were offset by higher affiliate revenue. The programming cost increase was driven by contractual rate increases for NFL, college sports and MLB, partially offset by the absence of costs for Olympics programming internationally and the World Cup of Hockey. Lower advertising revenue was due to a decrease in average viewership and lower units delivered, partially offset by higher rates. Affiliate revenue growth resulted from contractual rate increases, partially offset by a decline in subscribers.

Broadcasting
Operating income at Broadcasting decreased $42 million to $229 million for the quarter driven by lower advertising revenue and a decrease in program sales, partially offset by an increase in affiliate revenue, due to rate increases, and lower programming costs.
The decrease in advertising revenue reflected lower network impressions, lower political advertising at our owned television stations and the absence of the Emmy Awards show, partially offset by higher network rates. Lower network impressions were driven by a decrease in average viewership, partially offset by an increase in units delivered. The decrease in program sales was primarily due to fewer significant titles in the current quarter compared to the prior-year quarter. The current quarter included sales of The Punisher and Designated Survivor, whereas the prior-year quarter included sales of Luke Cage, Castle, Golden Girls and Quantico. Programming costs reflected the benefit of one less week of new programming due to the timing of our fall season launch and the absence of costs for the Emmy Awards, partially offset by higher write-downs.

Equity in the Income of Investees
Equity in the income of investees decreased to $10 million from $150 million due to higher losses from BAMTech and Hulu and lower income at A+E Television Networks (A+E). The BAMTech results reflected a valuation adjustment to sports programming rights that were prepaid prior to our acquisition of BAMTech and increased costs for technology platform investments. The higher loss at Hulu was due to higher labor, marketing and distribution costs, partially offset by growth in subscription and advertising revenue. The decrease at A +E was due to higher marketing costs, lower program sales and lower advertising revenue.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 6% to $4.7 billion, and segment operating income increased 7% to $746 million. Operating income growth for the quarter was due to an increase at our international operations, partially offset by a decrease at our domestic operations, which were unfavorably impacted by Hurricane Irma. As a result of the hurricane, Walt Disney World Resort was closed for two days, and we canceled three cruise itineraries and shortened two others.
Results at our international operations were due to growth at Disneyland Paris and Shanghai Disney Resort. The improvement at Disneyland Paris reflected increases in attendance, guest spending and occupied room nights, partially offset by higher costs, driven by the 25th Anniversary celebration, and a loss from its 50% joint venture interest in Villages Nature. Guest spending growth was primarily due to higher average ticket prices and food and beverage spending. The increase at Shanghai Disney Resort was due to attendance growth and lower marketing costs, partially offset by lower average ticket prices. The decrease in marketing costs reflected costs associated with the grand opening of Shanghai Disney Resort in the prior year.
The decrease in operating income at our domestic operations was driven by lower results at Walt Disney World Resort, partially offset by an increase at our cruise line, growth at Disneyland Resort and higher sales of vacation club units.
Lower results at Walt Disney World Resort were driven by higher costs and fewer occupied room nights, partially offset by growth in guest spending and attendance, although both were negatively impacted by Hurricane Irma. Higher costs were primarily due to increases in labor and employee benefits, depreciation and marketing. Guest spending growth was due to increased food and beverage spending and higher average daily hotel room rates. Available hotel room nights were lower due to refurbishments and conversions to vacation club units.
Growth at our cruise line resulted from higher average ticket prices.
Higher results at Disneyland Resort were due to increases in guest spending and attendance, partially offset by higher costs for new guest offerings and marketing. The increase in guest spending was primarily due to higher average ticket prices.

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 21% to $1.4 billion and segment operating income decreased $163 million to $218 million. The decrease in operating income was due to higher film cost impairments, lower TV/ SVOD distribution results and a lower revenue share from the Consumer Products & Interactive Media segment. Home entertainment and theatrical distribution results were comparable to the prior-year quarter. However, theatrical distribution revenues declined primarily due to the performance of Cars 3 in the current quarter compared to Finding Dory in the prior-year quarter.

The increase in film cost impairments resulted from a write-off in the current quarter of an animated title that was in development, which we do not plan to release.
Lower TV/SVOD distribution results were due to a domestic sale of Star Wars Classic titles in the prior-year quarter.
The decrease in revenue share with the Consumer Products & Interactive Media segment was primarily due to stronger performance of merchandise based on Star Wars, Frozen and Finding Dory in the prior-year quarter, partially offset by Cars merchandise in the current quarter.
Home entertainment results in the current quarter included the release of Guardians of the Galaxy Vol. 2 and the continuing performances of Beauty and the Beast and Moana, whereas the prior-year quarter included the release of Captain America: Civil War and The Jungle Book and the continuing performance of Zootopia.
Theatrical distribution results were comparable to the prior-year quarter as the continuing performance of Pirates of the Caribbean: Dead Men Tell No Tales and Cars 3 in the current quarter were offset by the continuing performance Finding Dory and the release of Pete’s Dragon in the prior-year quarter.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 6% to $1.2 billion, and segment operating income decreased 12% to $373 million due to a decrease at our merchandise licensing business.
Lower results at our merchandise licensing business were primarily due to a decrease in earned licensing revenues, higher third-party royalty expense and an unfavorable impact from foreign currency translation. Lower earned licensing revenues were due to decreased sales of merchandise based on Star Wars, Frozen and Finding Dory, partially offset by increases from merchandise based on Cars and Spider-Man.

OTHER QUARTERLY FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $7 million to $190 million for the quarter due to higher charitable contributions including contributions to disaster relief efforts.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Sept. 30, 2017	Oct. 1, 2016	Change
Interest expense	$(137)	$(119)	(15)%
Interest and investment income	52	20	>100%
Interest expense, net	$(85)	$(99)	14%
The increase in interest expense for the quarter was due to higher average debt balances and an increase in average interest rates.
The increase in interest and investment income for the quarter was due to gains on investments in the current quarter.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Sept. 30, 2017	Oct. 1, 2016	Change
Effective income tax rate	30.8%	34.3%	3.5	ppt
The decrease in the effective income tax rate for the quarter was due to the impact of a change in our full year effective tax rate. The estimated full year effective rate is used to determine the quarterly income tax provision and is adjusted each quarter based on information available at the end of that quarter. The impact was favorable in the current quarter whereas it was unfavorable in the prior-year quarter. The change in our full year effective tax rate in both years was driven by a change in the estimated rate on foreign earnings. The decrease was partially offset by a benefit in the prior-year quarter from the favorable resolution of certain tax matters.
FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 30, 2017	Oct. 1, 2016	Change
Cash provided by operations	$12,343	$13,136	$(793)
Investments in parks, resorts and other property	(3,623)	(4,773)	1,150
Free cash flow(1)	$8,720	$8,363	$357
(1)    Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 8 through 10.
Cash provided by operations for fiscal 2017 decreased 6% or $0.8 billion to $12.3 billion compared to fiscal 2016. The decrease in cash provided by operations was due to higher film and television production spending, lower segment operating results and higher pension plan contributions, partially offset by lower tax payments.
Cash flow information for fiscal 2016 has been restated to reflect the adoption of two new accounting standards during fiscal 2017. One standard requires cash paid for shares withheld to satisfy employee payroll tax obligations related to equity based compensation vestings to be classified as a financing activity instead of as an operating activity. The other standard requires restricted cash to be reported as part of cash and cash equivalents in the Consolidated Statement of Cash Flows, and thus the change in restricted cash will no longer be reported as an activity in the statement of cash flows. As a result of adopting these standards, fiscal 2016 cash provided by operations was reduced by $77 million.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 30, 2017	Oct. 1, 2016
Media Networks
Cable Networks	$75	$86
Broadcasting	64	80
Total Media Networks	139	166
Parks and Resorts
Domestic	2,375	2,180
International	816	2,035
Total Parks and Resorts	3,191	4,215
Studio Entertainment	85	86
Consumer Products & Interactive Media	30	53
Corporate	178	253
Total investments in parks, resorts and other property	$3,623	$4,773
Capital expenditures decreased from $4.8 billion to $3.6 billion driven by lower spending at Shanghai Disney Resort and Hong Kong Disneyland Resort, partially offset by higher spending at our domestic parks.
Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 30, 2017	Oct. 1, 2016
Media Networks
Cable Networks	$137	$147
Broadcasting	88	90
Total Media Networks	225	237
Parks and Resorts
Domestic	1,336	1,273
International	660	445
Total Parks and Resorts	1,996	1,718
Studio Entertainment	50	51
Consumer Products & Interactive Media	63	63
Corporate	252	251
Total depreciation expense	$2,586	$2,320

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.
The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	EPS Change vs. prior year period
Quarter Ended September 30, 2017:
As reported	$2,694	$(829)	$1,865	$1.13	3%
Exclude(4):
Gain related to the acquisition of BAMTech	(255)	93	(162)	(0.10)
Restructuring and impairment charges	98	(31)	67	0.04
Excluding certain items affecting comparability	$2,537	$(767)	$1,770	$1.07	(3)%

Quarter Ended October 1, 2016:
As reported	$2,881	$(989)	$1,892	$1.10
Exclude(4):
Infinity Charge	(18)	7	(11)	(0.01)
Restructuring and impairment charges	31	(11)	20	0.01
Excluding certain items affecting comparability	$2,894	$(993)	$1,901	$1.10

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability during the fourth quarter of fiscal 2017 include a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech ($255 million), which was recorded in “Other income, net” in the Condensed Consolidated Statements of Income, and restructuring and impairment charges ($98 million). In the prior-year fourth quarter, the Company recorded a favorable adjustment to charges taken in the second quarter of the prior year in connection with the discontinuation of our Infinity console game business (Infinity Charge) ($18 million) and restructuring and impairment charges ($31 million).

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	EPS Change vs. prior year period
Year Ended September 30, 2017:
As reported	$13,788	$(4,422)	$9,366	$5.69	(1)%
Exclude(4):
Gain related to the acquisition of BAMTech	(255)	93	(162)	(0.10)
Settlement of litigation	177	(65)	112	0.07
Restructuring and impairment charges	98	(31)	67	0.04
Excluding certain items affecting comparability	$13,808	$(4,425)	$9,383	$5.70	—%

Year Ended October 1, 2016:
As reported	$14,868	$(5,078)	$9,790	$5.73
Exclude(4):
Vice Gain	(332)	122	(210)	(0.13)
Infinity Charge	129	(47)	82	0.05
Restructuring and impairment charges	156	(43)	113	0.07
Excluding certain items affecting comparability	$14,821	$(5,046)	$9,775	$5.72

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
For the year ended September 30, 2017, items affecting comparability included a charge, net of committed insurance recoveries, in connection with the settlement of litigation ($177 million), restructuring and impairment charges ($98 million) and a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech ($255 million), which was recorded in “Other income, net” in the Condensed Consolidated Statements of Income. In the prior year, the Company recorded the Company’s share of a net gain recognized by A+E in connection with their acquisition of an interest in Vice Group Holding, Inc. (Vice Gain) ($332 million), the Infinity Charge ($129 million) and restructuring and impairment charges ($156 million).

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Year Ended
	Sept. 30, 2017	Oct. 1, 2016	Sept. 30, 2017	Oct. 1, 2016
Segment operating income	$2,812	$3,176	$14,775	$15,721
Corporate and unallocated shared expenses	(190)	(183)	(582)	(640)
Restructuring and impairment charges	(98)	(31)	(98)	(156)
Interest expense, net	(85)	(99)	(385)	(260)
Other income, net	255	—	78	—
Vice Gain	—	—	—	332
Infinity Charge	—	18	—	(129)
Income before income taxes	2,694	2,881	13,788	14,868
Income taxes	(829)	(989)	(4,422)	(5,078)
Net income	$1,865	$1,892	$9,366	$9,790

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 9, 2017, at 4:30 PM EST/1:30 PM PST via a live webcast. To access the webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Revenues	$12,779	$13,142	$55,137	$55,632
Costs and expenses	(10,150)	(10,281)	(41,264)	(41,274)
Restructuring and impairment charges	(98)	(31)	(98)	(156)
Other income, net	255	—	78	—
Interest expense, net	(85)	(99)	(385)	(260)
Equity in the income (loss) of investees, net	(7)	150	320	926
Income before income taxes	2,694	2,881	13,788	14,868
Income taxes	(829)	(989)	(4,422)	(5,078)
Net income	1,865	1,892	9,366	9,790
Less: Net income attributable to noncontrolling interests	(118)	(121)	(386)	(399)
Net income attributable to The Walt Disney Company (Disney)	$1,747	$1,771	$8,980	$9,391

Earnings per share attributable to Disney:
Diluted	$1.13	$1.10	$5.69	$5.73
Basic	$1.14	$1.10	$5.73	$5.76

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,547	1,615	1,578	1,639
Basic	1,538	1,606	1,568	1,629

Dividends declared per share	$—	$—	$1.56	$1.42

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	September 30, 2017	October 1, 2016
ASSETS
Current assets
Cash and cash equivalents	$4,017	$4,610
Receivables	8,633	9,065
Inventories	1,373	1,390
Television costs and advances	1,278	1,208
Other current assets	588	693
Total current assets	15,889	16,966
Film and television costs	7,481	6,339
Investments	3,202	4,280
Parks, resorts and other property
Attractions, buildings and equipment	54,043	50,270
Accumulated depreciation	(29,037)	(26,849)
	25,006	23,421
Projects in progress	2,145	2,684
Land	1,255	1,244
	28,406	27,349
Intangible assets, net	6,995	6,949
Goodwill	31,426	27,810
Other assets	2,390	2,340
Total assets	$95,789	$92,033

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$8,855	$9,130
Current portion of borrowings	6,172	3,687
Deferred revenue and other	4,568	4,025
Total current liabilities	19,595	16,842

Borrowings	19,119	16,483
Deferred income taxes	4,480	3,679
Other long-term liabilities	6,443	7,706
Commitments and contingencies
Redeemable noncontrolling interest	1,148	—
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,248	35,859
Retained earnings	72,606	66,088
Accumulated other comprehensive loss	(3,528)	(3,979)
	105,326	97,968
Treasury stock, at cost, 1.4 billion shares at September 30, 2017 and 1.3 billion shares at October 1, 2016	(64,011)	(54,703)
Total Disney Shareholders’ equity	41,315	43,265
Noncontrolling interests	3,689	4,058
Total equity	45,004	47,323
Total liabilities and equity	$95,789	$92,033

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	September 30, 2017	October 1, 2016
OPERATING ACTIVITIES
Net income	$9,366	$9,790
Depreciation and amortization	2,782	2,527
Gains on acquisitions and sales of investments	(289)	(26)
Deferred income taxes	334	1,214
Equity in the income of investees	(320)	(926)
Cash distributions received from equity investees	788	799
Net change in film and television costs and advances	(1,075)	(101)
Equity-based compensation	364	393
Other	503	674
Changes in operating assets and liabilities:
Receivables	107	(393)
Inventories	(5)	186
Other assets	(52)	(443)
Accounts payable and other accrued liabilities	(368)	40
Income taxes	208	(598)
Cash provided by operations	12,343	13,136

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,623)	(4,773)
Acquisitions	(417)	(850)
Other	(71)	(135)
Cash used in investing activities	(4,111)	(5,758)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	1,247	(920)
Borrowings	4,820	6,065
Reduction of borrowings	(2,364)	(2,205)
Dividends	(2,445)	(2,313)
Repurchases of common stock	(9,368)	(7,499)
Proceeds from exercise of stock options	276	259
Other	(1,125)	(607)
Cash used in financing activities	(8,959)	(7,220)

Impact of exchange rates on cash and cash equivalents	31	(123)

Change in cash and cash equivalents and restricted cash	(696)	35
Cash and cash equivalents and restricted cash, beginning of year	4,760	4,725
Total cash and cash equivalents and restricted cash	$4,064	$4,760

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601